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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Archstone-Smith Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Archstone-Smith Trust

9200 E. Panorama Circle
Englewood, Colorado 80112

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS:

To Be Held May 20, 2003

To our shareholders:

      On behalf of the Board of Trustees, I cordially invite you to attend the 2003 annual meeting of shareholders of Archstone-Smith Trust (“Archstone-Smith”). This year’s meeting will be held on Tuesday, May 20, 2003, at the Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado, at 11:00 a.m. (Mountain Time) for the following purposes:

1. To elect three Class II Trustees to serve until the annual meeting of shareholders in 2006 and until their successors are duly elected and qualify; and

2. To transact such other business as properly may come before the meeting and any adjournment or postponement thereof.

      The accompanying proxy statement provides further information regarding the business of the meeting.

      Shareholders of record at the close of business on March 25, 2003 are entitled to notice of, and to vote at, the meeting.

      Your vote is important. Please vote by signing, dating and mailing the enclosed proxy card, or by using a toll-free telephone number or the Internet, in accordance with the instructions on the proxy card. If you are able to attend the meeting, you may revoke your proxy by voting your shares in person. We look forward to seeing you at the meeting.

CAROLINE BROWER
Executive Vice President, General Counsel and Secretary

April 4, 2003

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO GIVE YOUR PROXY BY TELEPHONE OR THE INTERNET

GENERAL INFORMATION
SHARES OUTSTANDING AND VOTE REQUIRED
REORGANIZATION OF ARCHSTONE COMMUNITIES TRUST AND MERGER WITH CHARLES E. SMITH RESIDENTIAL REALTY, INC.
PRINCIPAL SHAREHOLDERS
ELECTION OF TRUSTEES
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT
SHAREHOLDER PROPOSALS
OTHER MATTERS

ARCHSTONE-SMITH TRUST

PROXY STATEMENT FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2003

GENERAL INFORMATION

      Our Board of Trustees is soliciting proxies to be voted at the 2003 annual meeting of shareholders to be held on Tuesday, May 20, 2003. This proxy statement, which we expect to send to our shareholders on or about April 4, 2003, provides information concerning the use of the proxy and the business to be transacted at the meeting. If you specify a choice with respect to any matter to be acted upon, the proxy holders will vote the common shares of beneficial interest (the “Common Shares”), represented by your proxy in accordance with your specifications. If you sign and return a proxy without specifying choices, the proxy holders will vote the Common Shares represented by your proxy in accordance with the recommendations of the Board.

      If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket, which is attached to your proxy card. If you are a beneficial owner whose ownership is registered under another party’s name and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage firm account statement, to: Secretary, Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112. If you want to vote in person your Common Shares held in street name, you will have to get a proxy in your name from the record holder. Record owners and beneficial owners who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.

      Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of Archstone-Smith, by delivering to the Secretary of Archstone-Smith a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

      We will bear the cost of soliciting the proxies. In addition to this solicitation by mail, our officers and employees may solicit proxies personally, or by telephone, facsimile transmission or other electronic means. We will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and similar parties to forward the solicitation material to the beneficial owners of Common Shares held of record by those persons, and we will, upon request of those record holders, reimburse forwarding charges and expenses.

      If you share an address with any of our other shareholders, your household might receive only one copy of the annual report and proxy statement. To request individual copies of the annual report and proxy statement for each shareholder in your household, please contact the Investor Relations Department, Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112 (telephone: 1-800-982-9293). We will deliver copies of the annual report and proxy statement promptly following oral or written request. To ask that only one set of the documents be mailed to your household, please contact your broker.

SHARES OUTSTANDING AND VOTE REQUIRED

      At the close of business on March 25, 2003, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, there were 181,103,406 Common Shares outstanding. There is no right to cumulative voting. A majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum at the meeting.

      Trustees will be elected at the annual meeting by a plurality of the votes cast at the meeting. Votes withheld and broker non-votes will not be counted as votes cast and will have no effect with respect to the election of Trustees. Representatives of our transfer agent will assist us in the tabulation of the votes.

REORGANIZATION OF ARCHSTONE COMMUNITIES TRUST AND MERGER WITH
CHARLES E. SMITH RESIDENTIAL REALTY, INC.

      On October 29, 2001, Archstone Communities Trust (“Archstone”) was reorganized into an “umbrella partnership” real estate investment trust, or “UPREIT,” structure (the “Reorganization”). On October 31, 2001, Charles E. Smith Residential Realty, Inc. (“Smith Residential”) was merged with us and we were the surviving entity and Charles E. Smith Residential Realty L.P. (“Smith Partnership”) merged with Archstone and Archstone was the surviving entity. These transactions are collectively referred to herein as the “Smith Merger”.

      Some of the information contained in this proxy statement relates to Archstone for the periods prior to the Reorganization. For periods following the Reorganization, we refer to Archstone-Smith Operating Trust as the Operating Trust. For periods prior to the Reorganization, we refer to Archstone Communities Trust as Archstone. As used in this proxy, “we,” “us” and “our” refers to Archstone-Smith and the Operating Trust collectively, unless the context otherwise requires.

PRINCIPAL SHAREHOLDERS

      The following table sets forth, as of March 25, 2003, the beneficial ownership of Common Shares for (a) each person known to us to have been the beneficial owner of more than five percent of the outstanding Common Shares, (b) each of our Trustees, (c) our Chief Executive Officer and our four other most highly compensated executive officers during 2002 (the “Named Executive Officers”) and (d) all our Trustees and executive officers as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. The following table assumes, for purposes of calculating the number and percent of Common Shares beneficially owned by a person, that (i) all Class A-1 Common Units of the Operating Trust (the “Class A-1 Common Units”) beneficially owned by that person have been redeemed for Common Shares and (ii) all options and convertible, redeemable and exchangeable securities held by that person which are exercisable or convertible, redeemable or exchangeable or will become exercisable or convertible, redeemable or exchangeable prior to May 24, 2003 have been exercised or converted, redeemed or exchanged, but that no options or convertible, redeemable or exchangeable securities held by other persons have been exercised or converted, redeemed or exchanged. The address of each Trustee and officer listed below is c/o Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112.

	Number of
	Common		Percentage
	Shares		of all
	Beneficially		Common
Name of Beneficial Owner	Owned		Shares

Stichting Pensioenfonds ABP Oude Lindestraat 70 Postbus 2889 6401 DL Heerlen The Netherlands	9,097,779	(1)	5.02%
James A. Cardwell	59,167	(2)(3)(14)(15)	*
Ernest A. Gerardi, Jr.	744,034	(2)(3)(5)(13)(14)	*
Ned S. Holmes	38,944	(2)(3)(6)(14)(15)	*
Robert P. Kogod	6,640,150	(3)(4)(7)(8)(9)(13)(14)	3.67%
James H. Polk, III	28,766	(2)(3)(14)	*
John M. Richman	36,186	(2)(3)(14)(15)	*
John C. Schweitzer	70,209	(2)(3)(10)(14)	*
R. Scot Sellers	902,423	(3)(4)(11)(12)(13)(14)	*
Robert H. Smith	6,063,914	(3)(4)(7)(8)(9)(13)(14)	3.35%
Richard A. Banks	293,628	(3)(4)(12)(13)(14)	*
J. Lindsay Freeman	244,300	(3)(4)(13)(14)	*
Dana K. Hamilton	159,742	(3)(4)(12)(13)(14)	*
Charles E. Mueller, Jr.	170,713	(3)(4)(12)(13)(14)	*
All Trustees and executive officers as a group (17 persons)	15,643,658		8.64%

*	Less than 1%.

(1)	Information regarding beneficial ownership of Common Shares by Stichting Pensioenfonds ABP is included herein in reliance on a Schedule 13D filed with the SEC on February 6, 2003.

(2)	Includes for each of Messrs. Cardwell and Schweitzer beneficial ownership of 12,000 Common Shares, for Mr. Holmes beneficial ownership of 10,000 Common Shares, for Mr. Polk beneficial ownership of 6,250 Common Shares, for Mr. Richman beneficial ownership of 11,000 Common Shares and for Mr. Gerardi beneficial ownership of 550,203 Common Shares, in each case which are issuable upon exercise of options. See “Election of Trustees — Trustee Compensation” below.

(3)	Includes beneficial ownership of Common Shares which are issuable upon settlement of restricted share unit awards, as follows: Ms. Hamilton 42,429; Mr. Banks 49,673; Mr. Cardwell 2,000; Mr. Freeman 38,160; Mr. Gerardi 8,207; Mr. Holmes 2,000; Mr. Kogod 7,374; Mr. Mueller 55,329; Mr. Polk 2,000; Mr. Richman 2,000; Mr. Schweitzer 2,000; Mr. Sellers 230,138 and Mr. Smith 7,795.

(4)	Includes beneficial ownership of Common Shares which are issuable upon exercise of options, as follows: Ms. Hamilton 106,991; Mr. Banks 177,575; Mr. Freeman 185,223; Mr. Kogod 658,458; Mr. Mueller 103,375; Mr. Sellers 554,384 and Mr. Smith 164,395.

(5)	Includes beneficial ownership of 51,350 Common Shares which are issuable upon conversion of Class A-1 Common Units held by Mr. Gerardi and 49,375 Common Shares held by Mr. Gerardi’s spouse.

(6)	Includes 4,000 Common Shares held by family limited partnerships and 5,554 Common Shares held in trust for Mr. Holmes’ children.

(7)	Includes for each of Messrs. Smith and Kogod beneficial ownership of Common Shares which are issuable upon conversion of Class A-1 Common Units as follows: Mr. Smith, 3,607,801 and Mr. Kogod,

3,522,094. Mr. Smith has shared voting power with respect to 3,418,655 of such Class A-1 Common Units and shared dispositive power with respect to 3,418,655 of such Class A-1 Common Units. Of the 3,418,655 Class A-1 Common Units for which Mr. Smith shares voting power and dispositive power, 88,887 are owned by Mr. Smith’s spouse and 3,329,768 are owned by Charles E. Smith Management, Inc., of which Mr. Smith is a director and the vice president, secretary and treasurer. Mr. Kogod has shared voting power with respect to 3,398,510 of such Class A-1 Common Units and shared dispositive power with respect to 3,398,510 of such Class A-1 Common Units. Of the 3,398,510 Class A-1 Common Units for which Mr. Kogod shares voting power and dispositive power, 68,742 are owned by Mr. Kogod’s spouse and 3,329,768 are owned by Charles E. Smith Management, Inc., of which Mr. Kogod is a director and the president. The Class A-1 Common Units that are owned by Charles E. Smith Management, Inc. are reported twice, once as beneficially owned by Mr. Smith and again as beneficially owned by Mr. Kogod, but are only counted once in the calculation of beneficial ownership of our Trustees and executive officers as a group.

(8)	Includes beneficial ownership of 189,500 Common Shares for Mr. Kogod that are held by the Robert P. and Arlene R. Kogod Family Foundation. Mr. Kogod has shared voting power and shared dispositive power with respect to all 189,500 of such Common Shares. Includes beneficial ownership of 189,500 Common Shares for Mr. Smith that are held by the Robert H. Smith Family Foundation. Mr. Smith has shared voting power and shared dispositive power with respect to all 189,500 of such Common Shares.

(9)	Includes ownership of 2,092,042 shares held by the Charles E. Smith Family Foundation, a charitable 501(c) foundation for which Messrs. Kogod and Smith disclaim beneficial ownership.

(10)	Includes 6,000 Common Shares held by Mr. Schweitzer’s spouse and 25,000 Common Shares held in Mr. Schweitzer’s Investment Retirement Account.

(11)	Includes 492 Common Shares held by Mr. Sellers’ spouse as her separate property, 966 Common Shares held in custodial accounts for Mr. Sellers’ children, 525 Common Shares held in Mr. Sellers’ Investment Retirement Account. Includes ownership of 25,443 shares held by the Esther Foundation, a charitable 501(c) foundation for which Mr. Sellers disclaims beneficial ownership.

(12)	Includes beneficial ownership of Common Shares held in the Archstone-Smith Deferred Compensation Plan in the following amounts: Mr. Banks 132; Ms. Hamilton 291; Mr. Mueller 297; Mr. Sellers 67.

(13)	Includes beneficial ownership of Common Shares held in the Archstone-Smith 401(k) Plan in the following amounts: Mr. Banks 882; Mr. Freeman 1,095; Mr. Gerardi 149; Ms. Hamilton 1,072; Mr. Kogod 13; Mr. Mueller 1,233; Mr. Sellers 1,296 and Mr. Smith 13.

(14)	Includes beneficial ownership of Common Shares which are issuable upon settlement of Dividend Equivalent Units, as follows: Mr. Banks 26,840; Mr. Cardwell 2,209; Mr. Freeman 19,822; Mr. Gerardi 553; Ms. Hamilton 1,894; Mr. Holmes 2,209; Mr. Kogod 497; Mr. Mueller 2,494; Mr. Polk 1,031; Mr. Richman 2,209; Mr. Schweitzer 2,209; Mr. Sellers 7,950 and Mr. Smith 525.

(15)	Includes beneficial ownership of Common Shares which are issuable upon settlement of deferred shares accrued in lieu of trustee fees, as follows: Mr. Cardwell 7,253; Mr. Holmes 7,182; Mr. Richman 7,728.

ELECTION OF TRUSTEES

      We have a classified Board consisting of the following nine Trustees: James A. Cardwell; Ernest A. Gerardi, Jr.; Ned S. Holmes; Robert P. Kogod; James H. Polk, III; John M. Richman; John C. Schweitzer; R. Scot Sellers and Robert H. Smith. Pursuant to a Shareholders Agreement we entered into with Archstone and Messrs. Kogod and Smith, Messrs. Kogod and Smith are to be nominated to the Board of Trustees until 2011 and Mr. Gerardi is to serve as Trustee until his term expires in 2004. See “Certain Relationships and Transactions — Shareholders’ Agreement.”

      The Common Shares represented by the accompanying proxy will be voted to elect the three nominees named below as Class II Trustees, unless you indicate otherwise on the proxy. Should any of the nominees named below become unavailable for election, which is not anticipated, the Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the Board. The Board recommends that shareholders vote FOR the election of each nominee for Trustee.

Nominees

Trustee	Age	Business Experience	Trustee Since

John M. Richman (Class II)	75	Director of Security Capital Atlantic Incorporated from September 1996 to July 1998; Counsel to the law firm of Wachtell, Lipton, Rosen & Katz from January 1990 to present; Vice Chairman, Philip Morris Companies Inc. from 1989 to 1990; Chairman and CEO of Kraft, Inc. from 1979 to 1989; Director, Chicago Council on Foreign Relations and Lyric Opera of Chicago; Life Trustee of the Chicago Symphony Orchestra, Evanston Northwestern Healthcare and Northwestern University; Trustee, Norton Museum of Art; retired Director of R.R. Donnelley & Sons Company and served as Acting Chairman and Chief Executive Officer of that company from October 1996 to April 1997; member, Council of Retired Chief Executives; member, The Commercial Club of Chicago.	1998*

John C. Schweitzer (Class II)	58	Director of Regency Centers (a national owner, operator and developer of grocery-anchored neighborhood retail centers) since March 1999; Trustee of the former Pacific Retail Trust from June 1997 to February 1999; President, Westgate Corporation (real estate and investments) since 1976; Managing Partner, Campbell Capital Ltd. (real estate and investments) since 1976; Director of Chase Bank of Texas-Austin and KLRU Public Television, Austin, Texas.	1976*

Robert H. Smith (Class II)	74	Chairman of the Charles E. Smith Residential Division of Archstone-Smith since November, 2001; Chairman of the Board of Smith Residential from February 2000 to October 2001; Co-Chairman of the Board and Co-Chief Executive Officer of Smith Residential from 1993 to February 2000; from 1962 to 1999, President, Chief Executive Officer and a Director of Charles E. Smith Construction, Inc. and its predecessor companies, where he directed all phases of development and construction of the Smith companies’ office, retail and residential real estate projects; affiliated with the Smith companies in various capacities since joining the organization in 1950; formerly Co-Chairman of the Board and a Director of Charles E. Smith Commercial Realty, Inc. (ownership, operation and management of commercial office buildings), which in January 2002 became the Charles E. Smith Commercial Realty division of Vornado Realty Trust (“Vornado”); a Trustee of Vornado since January 2002. Mr. Smith is the brother-in-law of Mr. Robert P. Kogod, one of our Trustees.	2001

*	Includes tenure as trustee of Archstone.

Continuing Trustees

      The following persons will continue to hold positions as Trustees:

      James A. Cardwell — 71 — Trustee since 1980 (includes tenure as trustee of Archstone); Chief Executive Officer of Petro Stopping Centers, L.P. (operation of full-service truck stopping centers) and its predecessor since 1975; and Director of El Paso Electric Company and State National Bancshares, Inc. Mr. Cardwell is a Class I Trustee and his term as Trustee expires in 2005.

      Ernest A. Gerardi, Jr. — 67 — Trustee since October 2001; Director of Smith Residential from 1993 to October 2001; President and Chief Operating Officer of Smith Residential from 1993 to February 2000; President and Chief Executive Officer of Smith Residential from February 2000 to July 2001; Chairman of the Board and Chief Executive Officer of Consolidated Engineering Services, Inc. from 1994 to December 2002; from 1985 to 1994, a member of the Executive Committee of Charles E. Smith Management, Inc., where he had overall responsibility for day-to-day business operations and long-range planning; from 1985 through 1993, Executive Vice President and Senior Executive Vice President of Charles E. Smith Management, Inc.; prior thereto, Mr. Gerardi was with Arthur Andersen and Co. for 27 years; he also is a member of the American Institute of Certified Public Accountants and the D.C. Institute of Certified Public Accountants. Mr. Gerardi is a Class III Trustee and his term as Trustee expires in 2004.

      Ned S. Holmes — 58 — Trustee since 1998 (includes tenure as trustee of Archstone); Director of Security Capital Atlantic Incorporated from May 1994 to July 1998; President and Chief Executive Officer of Laing Properties, Inc. since May 1990; Chairman and President of Parkway Investments/ Texas Inc., a Houston-based real estate investment and development company which specializes in residential and commercial (office and warehouse) subdivisions, since April 1984; Chairman of the Board of Prosperity Bancshares, Inc.; Chairman of P&O Ports North America, Inc.; Chairman Emeritus of the Port Commission of the Port of Houston Authority; and a Director and former Chairman of Greater Houston Partnership. Mr. Holmes is a Class III Trustee and his term as Trustee expires in 2004.

      Robert P. Kogod — 71 — Trustee since 2001; Chairman of the Executive Committee of the Board of Smith Residential from February 2000 to October 2001; Co-Chairman of the Board and Co-Chief Executive Officer of Smith Residential from 1993 to February 2000; from 1964 to 1994, President, Chief Executive Officer and a Director of Charles E. Smith Management, Inc., where he oversaw and directed all phases of the leasing and management of the Smith companies’ office, residential and retail real estate portfolio; affiliated with the Smith companies in various capacities since joining the organization in 1959; formerly, Co-Chairman of the Board and a Director of Charles E. Smith Commercial Realty, Inc., (ownership, operation and management of commercial office buildings) which in January 2002, became the Charles E. Smith Commercial Realty division of Vornado; a Trustee of Vornado since January 2002. Mr. Kogod is the brother-in-law of Robert H. Smith, one of our Trustees. Mr. Kogod is a Class I Trustee and his term as Trustee expires in 2005.

      James H. Polk, III — 60 — Trustee since 1976 (includes tenure as trustee of Archstone); Partner, Storage Investment Group, LTD., Co. (development and operation of self-storage facilities) January 1998 to December 2002; Partner, Rust Capital Group, Austin, Texas (venture capital investments) since June 2000; Managing Director of Security Capital Markets Group Incorporated from August 1992 to June 1997 and President from March 1997 to June 1997; affiliated with Archstone-Smith and its predecessors since January 1976 in various capacities, including Trustee, President and Chief Executive Officer; past President and Trustee of National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Polk is a Class I Trustee and his term as Trustee expires in 2005.

      R. Scot Sellers — 46 — Trustee since 1998 (includes tenure as trustee of Archstone); Chairman and Chief Executive Officer of Archstone and Archstone-Smith since June 1997, with overall responsibility for Archstone-Smith’s strategic direction, investments and operations; Co-Chairman and Chief Investment Officer of Archstone from July 1998 to December 1998. From September 1994 to June 1997, Managing Director of Archstone, where he had overall responsibility for Archstone’s investment strategy and implementation; Senior Vice President of Archstone from May 1994 to September 1994. Mr. Sellers is a member of the

Executive Committee of the Board of Governors of NAREIT and also is a member of the Executive Committee of the Board of Directors of the National Multi Housing Council. Mr. Sellers is a Class III Trustee and his term as Trustee expires in 2004.

Meetings and Committees

      The Board of Trustees held 9 meetings during 2002.

      The Executive and Investment Committee of the Board, currently composed of Messrs. Sellers, Holmes, Kogod, Schweitzer and Smith, has the responsibility to act on behalf of the entire Board between regular Board meetings to the extent permitted by applicable law and the charter of the committee. The committee has the authority to review and make recommendations regarding strategic actions; price our securities to be issued; and review and approve proposed investments and property dispositions. During 2002, the Executive and Investment Committee held 6 meetings.

      The Board has a Management Development and Executive Compensation Committee (the “Executive Compensation Committee”), which is currently composed of Messrs. Schweitzer, Polk and Richman, each of whom is “independent” under the rules of the New York Stock Exchange. The Executive Compensation Committee reviews and approves our executive compensation arrangements and plans. The Executive Compensation Committee held 4 meetings during 2002.

      The Board has an Audit Committee, currently composed of Messrs. Cardwell, Holmes and Polk, each of whom is “independent” under the rules of the New York Stock Exchange. The Audit Committee is responsible for, among other things, recommending to the Board the appointment of independent auditors, reviewing all recommendations of the auditors with respect to accounting methods and internal controls of Archstone, reviewing and approving non-audit services and reviewing the scope of the audits conducted by the auditors, and overseeing our internal audit department. The Board has adopted a written charter that specifies the scope of the Audit Committee’s responsibilities, a copy of which was included as Appendix A to the proxy statement made in connection with the 2001 annual meeting of shareholders. The Audit Committee held 13 meetings during 2002.

      The Board has a Nominating Committee, currently composed of Messrs. Richman, Cardwell and Holmes, each of whom is “independent” under the rules of the New York Stock Exchange. The Nominating Committee is responsible for making recommendations to the Board on the slate of Trustees to be placed before shareholders for election at each annual meeting, and for identifying and proposing to the Board candidates to fill any Board vacancies. While the Nominating Committee held no meetings during 2002, it held 1 meeting in March, 2003, to nominate the Trustees to stand for election this year. The Nominating Committee does not consider nominees recommended by shareholders.

      During 2002, each Trustee attended at least 75% of the total number of meetings of the Board and the total number of meetings of each committee on which he served during the term of his service.

Trustee Compensation

      During 2002, Trustees who were not also our employees (“Outside Trustees”) received an annual retainer of $25,000, meeting fees of $1,000 for each Board meeting attended and $500 for each committee meeting attended. The Chairman of any committee of the Board also received $3,000 per year per committee chaired. In 2003, the Outside Trustees will receive the same annual retainer and meeting fees. Both the retainers and meeting fees are paid quarterly. Each Outside Trustee may defer compensation to be received under our Deferred Compensation Plan (as discussed below) in which certain of our employees also participate. Trustees are reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings.

Outside Trustees Plan

      The purpose of the Archstone-Smith Trust Equity Plan for Outside Trustees (“Outside Trustees Plan”) is to enable the Outside Trustees to increase their ownership in us and thereby increase the alignment of their interests with those of our other shareholders. The Outside Trustees Plan provides for grants of restricted stock units, with one restricted stock unit corresponding to one Common Share. The Outside Trustees are credited with dividend equivalent units on the restricted stock units. The Outside Trustees also receive dividend equivalent units on option grants made between 1999 and 2001. Dividend equivalent units are also credited on dividend equivalent units. Our Secretary (the “Administrator”) administers the Outside Trustees Plan.

      The number of Common Shares reserved for issuance upon vesting or settlement of restricted stock units or dividend equivalent units granted under the Outside Trustees Plan, upon the exercise of options granted under the Outside Trustees Plan prior to 2002 and upon settlement of deferred fees (as discussed below) currently is 400,000. In the event of changes to the outstanding Common Shares, such as in the case of certain corporate transactions, the Administrator may make equitable adjustments to the aggregate number of Common Shares available under the Outside Trustees Plan and the shares subject to outstanding awards under the plan to preserve the value of the benefits under the plan. In certain cases, the Administrator may also terminate awards under the Plan, subject to certain limitations with respect to outstanding options.

      On the date of each annual meeting of our shareholders, each Outside Trustee is granted 2,000 restricted stock units (pro-rated to reflect partial years in the case of any Trustee elected other than at an annual meeting). The restricted stock units vest at the rate of 25% per year beginning on the first anniversary of the date the restricted stock units are granted subject to accelerated vesting in certain circumstances.

      Dividend equivalent units applicable to options are credited as soon as practicable after each January 1 and generally represent the average of the number of options held as of each record date for dividend payments in the prior year, multiplied by the difference between the average annual dividend yield on Common Shares for the prior year and the average annual dividend yield for the Standard & Poor’s 500 Stock Index for the prior year. Dividend equivalent units applicable to restricted stock units are credited as soon as practicable after each January 1 and generally represent the average of the number of restricted stock units held as of each record date for dividend payments in the prior year, multiplied by the average annual dividend yield on Common Shares for the prior year. Dividend equivalent units applicable to previously earned dividend equivalent units are credited as soon as practicable after each January 1 and are based on the number of dividend equivalent units held as of December 31 of the prior year, multiplied by the annual dividend yield on Common Shares for the prior year. The dividend equivalent units associated with an award vest in accordance with the vesting schedule applicable to the option or restricted stock unit, as applicable, with respect to which the dividend equivalent unit was awarded.

      The dividend equivalent units credited to Trustees accrue until a settlement is triggered, either by exercise or settlement of the associated options or restricted stock units, or cessation of service as a Trustee. Dividend equivalent units are settled in Common Shares. The settlement of restricted stock unit awards and dividend equivalent unit awards under the Outside Trustees Plan may be deferred pursuant to our Deferred Compensation Plan, which is described below.

Deferred Compensation Plan

      Under the Deferred Compensation Plan, Outside Trustees may elect to defer payment of their eligible cash fees and settlement of restricted stock units and dividend equivalent units. If an Outside Trustee elects to defer payment of eligible cash fees, the fees may be invested in share units under the Deferred Compensation Plan or in another available investment elected by the Outside Trustee. If the fees are invested in the form of share units, the Outside Trustee’s account under the Deferred Compensation Plan will be credited with additional share units equal to the amount of the dividend paid on a share divided by the fair market value of a share on the dividend payment date, multiplied by the number of units credited to his account as of the record date. As of the settlement date elected by the Outside Trustee in accordance with the Deferred Compensation Plan, the Outside Trustee will be entitled to receive one Common Share for each share unit credited to his account under the Deferred Compensation Plan. Shares available under the Outside Trustees Plan are used to satisfy this obligation.

      If an Outside Trustee elects to defer settlement of restricted stock units and related dividend equivalent units (including dividend equivalent units attributable to options granted under the Outside Trustees plan prior to 2002), the units are invested in units under the Deferred Compensation Plan or, with respect to restricted stock units awarded in 2002 and thereafter, in another available investment elected by the Outside Trustee. If the units remain deferred in the form of share units, the Outside Trustee’s account under the Deferred Compensation Plan will be credited annually with dividend equivalent units based on the dividend yield on actual Common Shares for the preceding year. The Outside Trustee’s account will also be credited with dividend equivalent units on dividend equivalent share units that remain deferred under the Deferred Compensation Plan in the form of units. As of the settlement date elected by the Outside Trustee in accordance with the Deferred Compensation Plan, the Outside Trustee will be entitled to receive one Common Share for each share unit credited to his account under the Deferred Compensation Plan. Shares available under the Outside Trustees Plan are used to satisfy this obligation.

      Amounts deferred under the former Archstone Deferred Fee Plan for Trustees were transferred to the Deferred Compensation Plan effective as of January 1, 2002, which plan is described in more detail later in this proxy statement.

EXECUTIVE COMPENSATION

      The following table presents the compensation for 2002, 2001 and 2000 paid to our Named Executive Officers.

									Shares of
								Common	Security
						Restricted		Shares	Capital Class A
					Other Annual	Share		Underlying	Common Stock	All Other
Name and		Salary	Bonus		Compensation	Awards		Options	Underlying	Compensation
Principal Position	Year*	($)	($)		($)(1)	($)(2)		(#)	Options (#)	($)(3)

R. Scot Sellers	2002	650,000	1,801,000		—	1,940,603	(5)	218,354	—	8,010
Chairman and Chief	2001	600,002	1,751,505		—	1,000,000	(6)	250,000	328 (8)	13,017
Executive Officer	2000	600,000	1,125,000	(4)	—	1,000,000	(7)	250,000	77 (8)	13,943
Richard A. Banks	2002	330,000	310,817		—	200,000	(5)	33,755	—	13,999
President —	2001	300,014	391,947	(4)	—	—		45,455	—	9,993
West Division	2000	240,342	340,000		—	124,997	(9)	56,853	—	6,328
J. Lindsay Freeman	2002	315,000	255,000	(4)	—	250,000	(5)	67,511	—	7,671
Chief Operating Officer	2001	300,014	900,410	(4)	—	—		53,030	—	4,463
	2000	237,759	335,000	(4)	—	124,997	(9)	56,853	—	6,895
Dana K. Hamilton	2002	325,000	325,000		—	375,000	(5)	53,525	—	8,931
Executive Vice	2001	300,000	319,614		—	300,000	(10)	60,606	—	6,569
President —	2000	240,000	120,000		—	200,000	(11)	40,609	—	6,616
National Operations
Charles E. Mueller, Jr.	2002	350,000	353,400		—	506,250	(5)	70,559	—	9,482
Chief Financial Officer	2001	300,014	389,915		—	300,000	(12)	60,606	—	6,848
	2000	250,000	264,500	(4)	—	174,995	(13)	48,731	—	7,070

*	For 2001, includes compensation paid by Archstone-Smith after the Reorganization and by Archstone for the period prior to the Reorganization. For 2000, includes compensation paid by Archstone.

(1)	The dollar value of perquisites and other personal benefits did not exceed $50,000 or 10% of the total annual salary and bonus for any of the persons named in the table for 2000, 2001 or 2002.

(2)	At December 31, 2002, the total number of restricted shares held by the persons named (and the value of such restricted shares on such date determined based on the closing price of the Common Shares on the NYSE on such date) are as follows: Mr. Sellers, 265,818 restricted shares ($6,257,356); Mr. Banks, 49,673 restricted shares ($1,169,302); Mr. Freeman, 38,160 restricted shares ($898,286); Ms. Hamilton, 42,429 restricted shares ($998,779); and Mr. Mueller, 58,170 restricted shares ($1,369,322).

(3)	For 2002, 2001 and 2000, respectively, includes contributions made by us in the following amounts under the 401(k) Savings Plan: Mr. Sellers, $5,500, $3,400, and $1,360; Mr. Banks, $5,100, $3,400, and $1,360; Mr. Freeman, $5,500, $3,431, and $3,400; Ms. Hamilton, $5,260, 3,400, and $3,400; and Mr. Mueller, $5,500, 3,400, and $3,400, and contribution made by us in the following amounts under the

Deferred Compensation Plan: Mr. Sellers, $1,700, $1,700, and $1,600; Ms. Hamilton, $2,021, 1,700, and $1,600; and Mr. Mueller, $2,020, 1,700, and $1,600. For Mr. Banks, includes contributions made by us under the Deferred Compensation Plan for 2002 and 2001, respectively, of $2,380 and $1,700. For 2002, 2001, and 2000, respectively, includes compensation for imputed interest income deemed incurred on loans made by us to the Named Executive Officers for the purchase of Common Shares under the share purchase program of the former Archstone 1997 Long-Term Incentive Plan resulting from an interest rate lower than the rate mandated by the Internal Revenue Service (“Imputed Interest”) in the following amounts: Mr. Banks, $4,241, $4,341 and $4,444; Ms. Hamilton, $1,233, $1,277 and $1,307; and Mr. Mueller, $1,480, $1,532 and $1,569. For 2001 and 2000, respectively, $10,458 and $7,677 was included as compensation for Mr. Sellers as Imputed Interest. Mr. Sellers repaid this loan in full on October 3, 2001. For 2000, $2,241 was included as compensation for Mr. Freeman as Imputed Interest. For 2002, 2001 and 2000, respectively, a portion of the amounts indicated in this column represents the payment of premiums paid by us on term life insurance policies in the following amounts: Mr. Sellers, $810, $240 and $525, Mr. Banks, $2,278, $552 and $524, Mr. Freeman, $2,171, $1,032 and $1,254, Ms. Hamilton, $417, $192 and $309, and Mr. Mueller, $482, $216 and $501.

(4)	In addition to the bonuses paid by us that are reflected in the amounts shown above, AMERITON Properties Incorporated (“Ameriton Properties”), in connection with its bonus pool program, paid bonuses directly to the following Named Executive Officers: to Mr. Sellers in 2000 in the amount of $157,754; to Mr. Freeman in 2002, 2001 and 2000, in the amounts of $830,664, $186,133 and $84,247, respectively; to Mr. Banks in 2001, in the amount of $117,854; and to Mr. Mueller in 2000, in the amount of $31,515. The Board removed Messrs. Sellers and Mueller from participation in the Ameriton Properties bonus program for 2001 and beyond, and the Board has removed Mr. Freeman from participation in this bonus program for 2003 and beyond. Mr. Sellers owns a 0.25% economic interest in Ameriton Properties through his 5% managing membership interest in Ameriton Holdings LLC, which owns all of the voting common stock of Ameriton Properties. The Operating Trust owns a 99.75% economic interest in Ameriton Properties directly through its ownership of all of the non-voting common stock of Ameriton Properties, representing 95% of the economic interest in Ameriton Properties, and indirectly though its 95% non-managing member interest in Ameriton Holdings LLC.

(5)	The amounts shown represent awards of restricted share units made by Archstone in December 2002 as part of a key employee retention program under the 2001 Long-Term Incentive Plan. The restricted share units vest at a rate of 33.33% per year over a period of 3 years, with vesting to take place on the anniversary date of the grant, provided that the grantee remains employed by us. See “— 2001 Long-Term Incentive Plan.” The restricted share units were awarded to Mr. Banks, Mr. Freeman, Ms. Hamilton, Mr. Mueller and Mr. Sellers as follows: Mr. Banks 8,439; Mr. Freeman 10,549; Ms. Hamilton 15,823; Mr. Mueller 21,361 and Mr. Sellers 81,882. Dividend equivalent units are credited in connection with the restricted shares awarded. See “— 2001 Long-Term Incentive Plan.”

(6)	The amount shown represents an award of 39,362 restricted share units made in June 2001 under the former Archstone 1997 Long-Term Incentive Plan. The restricted share units vest at a rate of 50% per year in June of 2002 and 2003, provided that Mr. Sellers is employed by us. Mr. Sellers is also credited with dividend equivalent units in connection with these restricted shares. See “— 2001 Long-Term Incentive Plan.”

(7)	The amount shown represents an award of 44,199 restricted share units made in May 2000 under the former Archstone 1997 Long-Term Incentive Plan. The restricted share units are fully vested. Mr. Sellers is also credited with dividend equivalent units in connection with these restricted shares. See “— 2001 Long-Term Incentive Plan”.

(8)	These options to acquire shares of Security Capital Group Incorporated’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”) were awarded by Security Capital Group Incorporated under its 1991 and 1992 option plans. These options were issued to replace options surrendered by Mr. Sellers to cover tax payment obligations arising from an exercise of options for Class A Common Stock. As part of the sale of Security Capital Group Incorporated to General Electric

Company, all Security Capital Group options were tendered and optionholders received a cash payment in lieu of the options.

(9)	The amounts shown represent awards of restricted share units made by Archstone in December 2000 as part of a key employee retention program under the former Archstone 1997 Long-Term Incentive Plan. The restricted share units vest 25% on December 4 of each of the four years 2001 through 2004 that the grantee is employed by Archstone or us. The restricted share units, awarded to Messrs. Banks and Freeman at a share price of $24.625, were with respect to the following number of shares: Mr. Banks, 5,076; and Mr. Freeman, 5,076. Dividend equivalent units are credited in connection with the restricted shares awarded. See “— 2001 Long-Term Incentive Plan.”

(10)	The amount shown represents an award of 11,364 restricted share units made by Archstone-Smith in December 2001 as part of a key employee retention plan under the former 1997 Long-Term Incentive Plan. The restricted share units vest at a rate of 25% on December 4 of each of the four years 2002 through 2005 that Ms. Hamilton is employed by us. Dividend equivalent units are credited in connection with these restricted shares. See “— 2001 Long-Term Incentive Plan.”

(11)	The amounts shown represents an award of 4,420 restricted share units made by Archstone in May 2000 and 4,061 restricted share units made by Archstone in December 2000, in each case under the former Archstone 1997 Long-Term Incentive Plan. The restricted share units awarded in May vest at a rate of 25% on December 31 of each of the four years 2000 through 2003 that Ms. Hamilton is employed by Archstone or us and the restricted share units awarded in December vest 25% on December 4 of each of the four years 2001 through 2004 that Ms. Hamilton is employed by Archstone or us. Dividend equivalent units are credited in connection with the restricted shares awarded. See “— 2001 Long-Term Incentive Plan.”

(12)	The amount shown represents an award of 11,364 restricted share units made by Archstone-Smith in December 2001 as part of a key employee retention plan under the former Archstone 1997 Long-Term Incentive Plan. The restricted share units vest at a rate of 25% on December 4 of each of the four years 2002 through 2005 that Mr. Mueller is employed by us. Dividend equivalent units are credited in connection with these restricted shares. See “— 2001 Long-Term Incentive Plan.”

(13)	The amount shown represents an award of 7,417 restricted share units made in July 2000 under the former Archstone 1997 Long-Term Incentive Plan. The restricted share units vest at a rate of 25% on December 31 of each of the four years 2000 through 2003 that Mr. Mueller is employed by Archstone or us. Dividend equivalent units are credited in connection with these restricted shares. See “— 2001 Long-Term Incentive Plan.”

Option Grants in 2002

      During 2002, we granted 2,680,143 options for Common Shares to 363 of our key employees and officers. The following table sets forth certain information with respect to individual grants of options to each of the Named Executive Officers:

	Individual Grants

	Common Shares	Percent of Total		Exercise Or		Grant Date
	Underlying Options	Options Granted to		Base Price	Expiration	Present Value
Name	Granted (#)	Employees in 2002		($/share)	Date	($)(3)

R. Scot Sellers	218,354(1)	8.15%		$23.70	12/4/12	397,885
Richard A. Banks	33,755(1)	1.26%		$23.70	12/4/12	61,508
J. Lindsay Freeman	67,511(1)	2.52%		$23.70	12/4/12	123,019
Dana K. Hamilton	42,194(1)	2.00	%(4)	$23.70	12/4/12	76,886
Dana K. Hamilton	11,331(2)			$23.15	9/8/07	20,234
Charles E. Mueller, Jr.	56,962(1)	2.63	%(4)	$23.70	12/4/12	103,796
Charles E. Mueller, Jr.	13,597(2)			$23.15	9/8/07	24,280

(1)	These options become exercisable in one-third increments on the first, second and third anniversaries of the date of grant (December 3, 2002), except that such options may be exercised earlier in the event of the optionee’s retirement, disability or death, or upon termination of an optionee’s employment due to a change in control of Archstone-Smith.

(2)	These options were issued pursuant to a repurchase offer made by the company to all employees holding shares and an outstanding loan under the Share Purchase Program. Employees were paid a cash amount equal to the number of shares subject to the Share Purchase Program and one option was granted for each share repurchased with an option exercise price equal to the share repurchase price. The options were fully vested and exercisable upon grant.

(3)	The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: an expected option life of 5 years; a risk-free interest rate of 3.54%; an expected dividend yield of 6.7354%; and expected volatility of 19.58%. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Shares over the exercise price on the date the option is exercised. There can be no assurance that the value realized by an optionee will be at or near the value estimated by using the Black-Scholes model, which does not include the valuation of dividend equivalent units.

(4)	Includes options described in both notes (1) and (2) above.

Option Exercises in 2002 and Year-End Option Values

      The following table sets forth certain information concerning the year-end value of unexercised options for our shares owned by the Named Executive Officers.

			Common Shares Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at Year End (#)		at Year End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

R. Scot Sellers	0	0	554,384	543,277	$1,021,050.63	$107,888.59
Richard A. Banks	0	0	177,575	96,431	$279,332.59	$17,919.38
J. Lindsay Freeman	0	0	185,223	133,921	$249,395.89	$11,944.74
Dana K. Hamilton	0	0	106,991	105,533	$144,763.84	$11,944.74
Charles E. Mueller, Jr.	0	0	103,375	126,336	$149,089.86	$20,906.70

(1)	Based on the December 31, 2002 NYSE closing price of $23.54 per Common Share.

Special Long-Term Incentive Program

      The table set forth below identifies the number of performance units awarded under our Special Long-Term Incentive Program to certain of our Named Executive Officers on December 3, 2002 and December 4, 2001. Each of the executive officers named below have the opportunity to earn a number of Common Shares equal to the number of his or her performance units that actually vest at the end of a three-year performance period. The number of performance units that will vest will range from zero to the entire number of performance units awarded to the executive officer. The number of performance units that will vest depends on what our compounded annualized total shareholder return is at the end of the three-year performance period and what percentile our average annual compounded shareholder return over that period puts us in relative to a multifamily peer group index chosen by our Executive Compensation Committee. None of the performance units will vest if our average annual compounded shareholder return is less than 11% at the end of the three-year performance period and our average annual compounded shareholder return over that period puts us below the 60th percentile of the multifamily peer group index. All of the performance units will vest if our average annual compounded shareholder return is at least 14% at the end of the three-year performance period and our average annual compounded shareholder return over that period puts us at no less than the 90th percentile of the multifamily peer group index. A portion of the performance units will vest if our average annual compounded shareholder return at the end of the three-year performance period is between 11% and 14% and/or our average annual compounded shareholder return over that period puts us between the 60th and 90th percentiles of the multifamily peer group index. With respect to our chief executive officer, 25% of the performance units awarded to him are contingent upon significant progress being achieved in the implementation of an executive development plan to continue developing the depth and experience of our senior management team, which will be determined by the Executive Compensation Committee’s subjective assessment of the chief executive officer’s performance relative to this goal. At the end of the three-year performance period, the number of performance units that vest will be exchanged for an equal number of Common Shares. Any performance units that do not vest at the end of the three-year performance period will be cancelled. The owners of performance units have no right to vote, receive dividends or transfer the units until Common Shares are issued in exchange for the performance units.

Number of
Performance Units
Name	(#)(1)	Performance Period

R. Scot Sellers	170,908(2)	12/04/01 – 12/04/04
Dana K. Hamilton	28,485(2)	12/04/01 – 12/04/04
Charles E. Mueller, Jr.	39,878(2)	12/04/01 – 12/04/04
J. Lindsay Freeman	33,755(3)	12/04/01 – 12/04/04

(1)	The performance units that vest will be exchangeable for Common Shares on a one-for-one basis.

(2)	Performance Units were granted on December 4, 2001.

(3)	Performance Units were granted on December 3, 2002.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

      We have not entered into any employment contracts with any Named Executive Officer.

      Under our Long-Term Incentive Plan (the “2001 Plan”), if (i) a participant’s employment is terminated by us or our successor or an affiliated entity which is his or her employer, for reasons other than cause following a change in control (as defined in the 2001 Plan) of Archstone-Smith, or (ii) the 2001 Plan is terminated by us or our successor following a change in control without provision for the continuation of outstanding awards under the 2001 Plan, then in either such event all unexpired options and related awards will become immediately exercisable and all other awards previously made under the 2001 Plan will immediately vest.

      Archstone had entered into change in control agreements with each of the Named Executive Officers. The Reorganization resulted in a change in control under these agreements, and in connection with the Reorganization we assumed Archstone’s obligations under such agreements. As a result of the change in control, the agreements provide that following the Reorganization if any such officer is thereafter terminated, other than for cause, or as a result of the officer’s death or disability, or if the officer resigns as a result of, among other matters a material adverse change in the nature or scope of the officer’s duties, authority or compensation and such termination or action is taken within the protective period applicable to such officer, then the officer will be entitled to receive a lump-sum payment, together with certain other payments and benefits, including continuation of certain employee benefits. The duration of the period during which the officer is entitled to continue to receive benefits and the amount of the lump-sum payment depends upon the officer’s responsibility level within Archstone and is based upon a multiple of base salary for the year in which termination occurs and a multiple of the target bonus actually awarded to the officer for the year immediately preceding the year in which termination occurs. For Mr. Sellers, the period extends until October 29, 2004 and the multiple for the severance payment is three times. For Messrs. Banks, Freeman and Mueller and Ms. Hamilton, the period extends until October 29, 2003, and the multiple for the severance payment is two times. Each officer will also receive, if terminated within his or her applicable period after the Reorganization, an amount equal to the officer’s pro-rated salary and target bonus for the year of termination through the date of termination, and, under certain circumstances, an additional payment required to compensate the officer for excise taxes imposed upon the severance payments made under the officer’s agreement.

      On August 12, 2002, Archstone-Smith entered into new change in control agreements with each of the Named Executive Officers. The new change in control agreements provide that, following a period following a change in control of Archstone-Smith, if any such officer is terminated, other than for cause, or as a result of the officer’s death or disability, or if the officer resigns as a result of, among other matters a material adverse change in the nature or scope of the officer’s duties or authority and such termination or action is taken within the protective period applicable to such officer, then the officer will be entitled to receive a lump-sum payment, together with certain other payments and benefits, including continuation of certain employee benefits. The duration of the period during which the officer is entitled to continue to receive benefits and the amount of the lump-sum payment depends upon the officer’s level of responsibility within Archstone-Smith and is based upon a multiple of base salary for the year in which termination occurs and a multiple of the greater of the officer’s target bonus for the year in which termination occurs, based on the highest applicable performance targets having been met, or the actual bonus awarded to the officer for the year immediately preceding the year in which termination occurs. Each officer will also receive, if terminated within his or her applicable period after a change in control of Archstone-Smith, an amount equal to the officer’s pro-rated salary and target bonus that would be paid to the officer if the highest applicable performance targets were met for the year of termination through the date of termination, and, under certain circumstances, an additional payment required to compensate the officer for excise taxes imposed upon the severance payments made under the officer’s agreement. If a change in control of Archstone-Smith occurs prior to the expiration of the applicable protective periods currently in effect under the change in control agreements entered into prior to the Reorganization, the officer will be entitled to the benefits only under the new change in control agreements and will not be entitled to receive benefits under the prior agreement.

2001 Long-Term Incentive Plan

      In connection with the Reorganization, each outstanding award to acquire Archstone common shares under Archstone’s 1997 Long-Term Incentive Plan was converted into a corresponding award to acquire the same number of our Common Shares under the 2001 Plan. The awards to acquire our Common Shares have the same exercise price, vesting and other terms and conditions as the Archstone awards for which they were substituted.

      In connection with our merger with Smith Residential, all outstanding restricted stock awards under the Smith Residential Directors Stock Option Plan and the Smith Residential First Amended and Restated 1994 Employee Stock and Unit Option Plan (collectively, the “Smith Plans”) vested and were settled. In addition, each outstanding option award related to Smith Residential common stock under the Smith Plans was converted into a corresponding award under the 2001 Plan based on a conversion ratio of 1.975 to one (including adjustment to the exercise price based on the same conversion basis) and immediately vested and became fully exercisable in accordance with the terms of the original agreements and respective plans.

     General

      The 2001 Plan provides for the grant of non-qualified options (“NQOs”), incentive stock options (“ISOs”), share appreciation rights (“SARs”), bonus shares, share units, performance shares, performance units, restricted shares, and restricted share units, in addition to the replacement awards described above. Dividends or dividend equivalents may be awarded in connection with any award under the 2001 Plan. Common Shares available under the 2001 Plan may also be used as a form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of us or any of our subsidiaries or affiliated companies. Certain awards under the 2001 Plan may be deferred pursuant to the Deferred Compensation Plan, as described below.

      No more than 20,000,000 Common Shares may be awarded under the 2001 Plan (including replacement awards), 1,000,000 is the maximum number of Common Shares that may be issued during any one calendar year to any individual in connection with options and SARs and 1,000,000 is the maximum number of Common Shares that may be issued to any individual during any one calendar year in connection with other awards which are intended to be “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code (discussed below). The Common Shares with respect to which awards may be made under the 2001 Plan will be shares currently authorized but unissued, or currently held or subsequently acquired by us as treasury shares, including shares purchased in the open market or in private transactions. At the discretion of the Executive Compensation Committee, an award under the 2001 Plan may be settled in cash rather than Common Shares. Any Common Shares allocated to an award that expires, lapses, is forfeited or terminated for any reason without issuance of the shares (whether or not cash or other consideration is paid to the individual in respect of such shares) may again become subject to awards under the 2001 Plan.

      In the event of certain transactions involving us (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Executive Compensation Committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Executive Compensation Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the 2001 Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Executive Compensation Committee determines to be equitable.

     Eligibility

      Subject to the terms and conditions of the 2001 Plan, the Executive Compensation Committee determines the individuals who will be eligible to receive awards under the 2001 Plan, and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. All of our employees and those of any of our subsidiaries or affiliated companies designated by the Executive Compensation Committee, and any consultant or other person providing services to us or any of our subsidiaries or affiliated companies, are eligible to participate in the 2001 Plan. ISOs, however, may only be awarded to our employees and the employees of our subsidiaries and affiliated companies.

     Options

      The Executive Compensation Committee may grant options to purchase Common Shares which may be either ISOs or NQOs. The purchase price of a Common Shares under each option will not be less that the fair market value of a Common Share as of the close of business on the day immediately prior to the date the option is granted. The option will be exercisable in accordance with the terms established by the Executive Compensation Committee. The full purchase price of each share purchased upon the exercise of any option will be paid at the time of exercise. Except as otherwise determined by the Executive Compensation Committee, the purchase price will be payable in cash or in Common Shares (valued at fair market value as of the day of exercise), or in any combination thereof. The Executive Compensation Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Shares acquired pursuant to the exercise of an option as the Executive Compensation Committee determines to be desirable.

     SARs

      The Executive Compensation Committee may grant an SAR in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. An SAR entitles the individual to receive the amount by which the fair market value of a specified number of Common Shares on the exercise date exceeds an exercise price established by the Executive Compensation Committee, which will not be less than the fair market value of the Common Shares at the time the SAR is granted. Such excess amount will be payable in Common Shares, in cash, or in a combination of cash and Common Shares, as determined by the Executive Compensation Committee. The Executive Compensation Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Shares acquired pursuant to the exercise of an SAR as the Executive Compensation Committee determines to be desirable.

     Other Share Awards

      The Executive Compensation Committee may grant bonus shares (a grant of Common Shares in return for previously performed services, or in return for the individual surrendering other compensation that may be due), share units (a right to receive Common Shares in the future), performance shares and performance units (a right to receive Common Shares or share units, or the right to receive a designated dollar value of Common Shares that is contingent upon achievement of performance or other objectives), restricted shares and restricted share units (a grant of Common Shares and a grant of the right to receive Common Shares in the future, with such shares or rights subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the individual or the achievement of performance or other objectives, as determined by the Executive Compensation Committee). Any such awards will be subject to such conditions, restrictions and contingencies as the Executive Compensation Committee determines.

      Certain loans were made to officers of Archstone, which loans were used to purchase Common Shares under the share purchase program under the former Archstone 1997 Long-Term Incentive Plan. See “Certain Relationships and Transactions — Loans to Officers under the former Archstone 1997 Long-Term Incentive Plan.”

Deferred Compensation Plan

      Under the Deferred Compensation Plan, executive officers and other eligible employees are able to elect to defer payment of up to 75 percent of their base salary, 100 percent of bonuses and certain amounts which cannot be contributed to our 401(k) Savings Plan due to limitations of the Internal Revenue Code. The minimum deferral for any calendar year is generally $5,000. The Deferred Compensation Plan is funded into a “rabbi trust” and participants in the Deferred Compensation Plan are treated as our unsecured general creditors.

      Amounts deferred under the Deferred Compensation Plan earn a rate of return based on a hypothetical investment in investment choices selected by the participant from alternatives we provide. We and our subsidiaries and affiliated companies may, but are not required to, actually invest the deferred compensation in such investment funds. Any actual investment made by an employer in its discretion is treated as part of the general assets of that employer.

      Participants in the Deferred Compensation Plan receive payment of deferred amounts as of the date selected by the participant, which generally must be at least three years after the date on which the amount would otherwise have been payable to the individual (other than payments in settlements of deferred restricted stock units and dividend equivalent units, described below). All amounts are paid upon a participant’s termination of employment (although delayed payment may be provided in certain cases). Payments are made in the form of a lump sum or installments over a period not exceeding 5 years (15 years in the case of a participant who terminates after the sum of his age and service equals at least 55). The Benefit Plan Administrative Committee, appointed by the Board of Trustees to administer the Deferred Compensation Plan, has the authority to pay a participant’s account balance to the participant in a lump sum if, as of the participant’s termination date, the value is less than $25,000. Payment prior to the deferred date elected by a participant (or prior to termination of employment) is permitted only in limited circumstances. Except as described below (or as discussed above with respect to Outside Trustees), all payments from the Deferred Compensation Plan are made in cash.

      An individual who receives an award of restricted stock units or dividend equivalent units under the 2001 Plan may elect to defer settlement of such awards under the Deferred Compensation Plan. If an individual elects to defer such awards, the units are invested in units under the Deferred Compensation Plan or, with respect to awards granted after January 1, 2002, in another available investment elected by the individual. If the units remain deferred in the form of units, the individual’s account under the Deferred Compensation Plan will be credited with dividend equivalent units based on the payment of dividends on actual Common Shares, pursuant to a formula applicable to the award under the 2001 Plan, and the individual’s account will also be credited with dividend equivalent units on dividend equivalent units that remain deferred under the Deferred Compensation Plan in the form of units to the extent provided in the original award. As of the settlement date elected by the individual in accordance with the Deferred Compensation Plan, the individual will be entitled to receive one Common Share for each unit credited to his account under the Deferred Compensation Plan (other than units attributable to dividend equivalents, which are payable in cash). Shares available under the 2001 Plan are used to satisfy this obligation. Certain options awarded prior to 2000 were also entitled to earn dividend equivalent units.

      Amounts deferred under the Archstone Non-Qualified Savings Plan and the Smith Residential Realty Companies Deferred Compensation Plan as of December 31, 2001 were transferred to the Deferred Compensation Plan effective as of January 1, 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Executive Compensation Committee is responsible for acting on behalf of the Board with respect to (i) general compensation and benefits practices, (ii) review and approval of salaries and other compensation actions for our Chief Executive Officer, the other Named Executive Officers and other senior executive officers, and (iii) adopting, administering and approving awards under annual and long-term incentive compensation plans. None of the members of the Executive Compensation Committee are our officers or employees.

Compensation Philosophy

      The Executive Compensation Committee is committed to a compensation philosophy, which places significant emphasis on rewarding our employees on the basis of our success in attaining corporate financial objectives and our employees’ success in attaining individual financial and qualitative performance objectives. Our compensation program is designed to:

•	Attract, reward and retain highly qualified employees.

•	Align shareholder and employee interests.

•	Reward long-term career contributions to Archstone-Smith.

•	Emphasize the variable portion of total compensation (cash and equity) as an individual’s level of responsibility increases.

•	Provide fully competitive compensation opportunities consistent with performance.

•	Encourage teamwork.

      During 2001, the Executive Compensation Committee conducted a full review of our executive compensation programs. This review included a comprehensive report from independent compensation consultants assessing the effectiveness of our compensation programs and relative competitiveness versus identified comparable companies of similar size and business characteristics as Archstone-Smith. Key findings from this review were discussed extensively with our senior management and the Executive Compensation Committee. Their impact on our compensation philosophy and practices for 2002 are discussed below where appropriate.

Key Elements of Compensation

      The key elements of our executive compensation program consist of base salary, annual incentives and long-term incentives. As an executive’s level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual’s compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the executive’s role and relative impact on business results consistent with our variable pay-for-performance philosophy.

     Base Salary

      Base salaries for senior executives are based on an overall assessment of the executive’s responsibilities and contribution to us. Base salaries are reviewed annually.

     Annual Incentive

      Our senior executives are eligible for annual incentive awards based on a combination of our overall performance, the business unit’s performance and the individual’s performance during the prior year. Our annual incentive philosophy is based on providing competitive compensation for our executives that is contingent upon the individual’s performance and on specific performance measures. It was determined in the course of the 2001 compensation review that for each management position there should be a range of incentive opportunities, including a defined threshold performance level, target performance level and a high performance level that exceeds the target performance level for the individual executive. The Executive Compensation Committee believes that the levels of performance associated with the earnings opportunity must be clearly communicated to the executives, including a discussion of the corporate goals, the goals of the business unit and the individual goals.

      Annual performance goals are established by the Executive Compensation Committee at the beginning of each calendar year for the Named Executive Officers. Specifically, the Executive Compensation Committee considers performance results based on our performance and the industry’s performance as well as financial measures such as per share results and total shareholder returns, both absolute and relative to comparable companies, as well as more qualitative measures for each individual. In addition, prior to 2002 and subject to the discretion of our Executive Compensation Committee, certain of our Named Executive Officers, who were involved in implementing new business enhancing initiatives with third parties in which we had made an equity investment, received a cash bonus based on any gain on such investment that we received.

      An executive becomes eligible for an annual incentive bonus once he or she meets the requirements of the threshold performance level. The target annual incentive performance is designed to deliver a level of total annual compensation (base salary and annual incentive) that is consistent with companies in the 75th percentile of the size-based peer group selected by the Executive Compensation Committee. Awards for performance at each of the performance levels will be at the discretion of the Executive Compensation Committee. Additionally, awards earned under the program may be further adjusted up or down at the discretion of the Executive Compensation Committee based on the quality of the results, extraordinary circumstances, and other factors that the Executive Compensation Committee deems relevant.

     Long-Term Incentives

      Long-term incentives are designed to foster significant ownership of Common Shares by our management, promote a close alignment of interests between our management and shareholders, motivate our management to achieve long-term growth and success of our organization and enhance our shareholder value. It was determined during the 2001 compensation review that our long-term incentive program should also serve as a tool to retain management, which is very important to our future success. As with our annual incentive program, long-term incentive awards will only be granted if performance of specified hurdles are achieved. These hurdles will be communicated to our management on an annual basis.

      Non-qualified options have been an important form of long-term incentive and constitute an important component of management compensation. Option awards generally reflect the executive’s level of responsibility and impact on our long-term success. Additionally, consideration is given to an executive’s potential for future responsibility and impact. The number of shares covered by annual grants generally reflects competitive industry practices. As in prior years, share options awarded in 2002 were granted with an exercise price equal to the fair market value on the grant date. Beginning with grants made in December 2002, vest ratably over three years; prior to December 2002, option awards vested over four or five years.

      In order to promote long-term retention of critical executives and promote the growth of shareholder value, restricted stock units, which vest over a two, three or four-year period, were granted to the Chief Executive Officer, the other Named Executive Officers and on a selected basis to key executives critical to our long-term success in February, November and December 2002.

      The Executive Compensation Committee believes long-term incentives are integral in motivating management to achieve our long-range goals and enhance shareholder value. The Executive Compensation

Committee intends to continue to emphasize this element of the compensation package. In December 2001, we adopted the Special Long-Term Incentive Program in order to provide an additional long-term incentive opportunity for certain of our executives. See “Executive Compensation — Special Long-Term Incentive Program.”

     Development Incentive Plan

      For each development project designated by the Executive Compensation Committee for inclusion in the Development Incentive Plan, a bonus pool equal to no more than 15% of the value created above a specified threshold level of return on cost for that development will be established, and the Executive Compensation Committee will allocate each bonus pool that it establishes among our employees who the Executive Compensation Committee determines to have been instrumental in the success of the subject project. The Executive Compensation Committee will, for each project designated for inclusion in the plan, agree upon a threshold return on total cost. The bonus pool for a designated development project will typically be determined by the Executive Compensation Committee in the calendar year following the year in which the second anniversary of project stabilization (defined as 93% occupancy) for such project occurs. It is, however, within the Executive Compensation Committee’s discretion to determine a preliminary bonus pool after the first year anniversary of project stabilization, in which case only a portion of the preliminary bonus pool will be paid out. An employee must, except in the event of death or permanent disability, be employed by us at the time a bonus is to be paid in order to be eligible to receive his or her bonus under this plan. The bonus payment date is frequently four years or more after the purchase of the land for a given project, which promotes retention of key development executives. In addition, the Executive Compensation Committee has the right to terminate the Development Incentive Plan at any time.

Chief Executive Officer Compensation

      The Executive Compensation Committee meets annually, without the Chief Executive Officer present, to evaluate the Chief Executive Officer’s performance and to determine the Chief Executive Officer’s compensation. In considering Mr. Sellers’ compensation, the Executive Compensation Committee considers his principal responsibilities, which are to provide our overall vision and strategic direction, to attract and retain highly qualified employees and to develop and maintain our strong relationships with the overall investment and analyst community. In determining Mr. Sellers’ 2002 annual bonus and long-term incentive award, the Executive Compensation Committee reviewed our financial performance relative to comparable REITs, our overall performance and Mr. Sellers’ individual performance. During 2002, we achieved several important objectives which the Executive Compensation Committee believed Mr. Sellers was instrumental in accomplishing:

•	Successful integration of Smith Residential into Archstone-Smith following the Smith Merger.

•	Total shareholder return approximately 130 basis points above the Bloomberg REIT Apartment Index.

•	Our stock price traded at the highest multiple of funds from operations per share of all apartment REITs during most of 2002.

•	Funds from operations per share growth in the top quartile of publicly-traded apartment companies.

•	Same store operating performance that was in the top quartile of the public apartment company industry and generally placed first or second among performance of all public apartment companies in the majority of our markets.

•	Significant value creation from the development of apartment communities in protected markets, including $266 million of completions representing 1,469 units, and $203 million in new construction starts representing 952 units.

•	Successful disposition of $420 million of assets in non-core markets, producing a gain of $109 million and an unleveraged internal rate of return of 18.6%.

•	The prudent management of our balance sheet which preserved our financial flexibility throughout the year. At December 31, 2002, we had approximately $450 million of liquidity based on our cash on hand and available capacity on our unsecured credit facilities.

      In view of these accomplishments, among others, the Executive Compensation Committee awarded to Mr. Sellers bonuses aggregating $1,801,000 for 2002. Additionally, the Executive Compensation Committee awarded to Mr. Sellers key executive retention grants of share options to acquire 218,354 Common Shares and restricted share units for 81,882 Common Shares. The Executive Compensation Committee believes that the combination of the annual bonus award and share grants, in addition to base salary, places Mr. Sellers’ total compensation in the top 25% to 50% of comparable companies.

Section 162(m)

      The Executive Compensation Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code on the deductibility of compensation paid to certain executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans that relate compensation to performance. Although our plans are designed to relate compensation to performance, certain elements of the plans may not meet the tax law’s requirements because they allow the Executive Compensation Committee to exercise discretion in setting compensation. The Executive Compensation Committee is of the opinion that it is better to retain discretion in determining executive compensation. However, the Executive Compensation Committee will continue to monitor the requirements of the Internal Revenue Code to determine what actions, if any, should be taken with respect to Section 162(m).

      This report is submitted by the members of the Executive Compensation Committee: John C. Schweitzer, Chairman, James H. Polk, III and John M. Richman.

REPORT OF THE AUDIT COMMITTEE

      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the SEC, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

      The Audit Committee consists of three members of the Board. Each member of the Audit Committee is independent of us and our management, as defined by the NYSE listing rules.

      In October 2001, the Board adopted a written charter, a copy of which was included as Appendix A to the proxy statement made in connection with the previous year’s annual meeting. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

      The Audit Committee has reviewed and discussed Archstone’s unaudited financial statements for the quarters ended March 31, June 30 and September 30, 2002 and our December 31, 2002 audited financial statements with management and with KPMG LLP, our independent accountants.

      Our Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included (i) the auditor’s judgment about the quality, not just the acceptability, of our accounting principles as applied in its financial reporting, (ii) methods used to account for significant unusual transactions, (iii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (iv) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (v) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements.

      The Audit Committee has also received from KPMG LLP the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence, and has discussed with KPMG LLP their independence relative to us, including whether the provision of the services described below under “Independent Public Accountants — Financial Information Systems Design and Implementation Fees” and “— All Other Fees” is compatible with maintaining KPMG LLP’s independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2002 audited financial statement be included in our Annual Report on Form 10-K filed with the SEC.

James A. Cardwell, Chairman
Ned S. Holmes
James H. Polk, III

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Common Shares against the cumulative total return of the Standard & Poor’s Composite-500 Stock Index and the NAREIT Equity REIT Index for the five-year period commencing December 31, 1997 and ended December 31, 2002. For the periods prior to December 31, 2002, the cumulative total shareholder return on Common Shares is made with respect to Archstone’s common shares. The Common Share price performance shown on the graph is not necessarily indicative of future price performance.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Archstone-Smith	$100	$89	$96	$129	$141	$135
S&P 500	$100	$129	$156	$141	$125	$97
NAREIT Equity REIT Index	$100	$82	$79	$99	$113	$118

(1)	Assumes that the value of the investment in Common Shares and each index was $100.00 on December 31, 1997 and that all dividends were reinvested.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Shareholders’ Agreement

      In connection with the merger agreement relating to the merger with Smith Residential, we entered into a shareholders agreement with Archstone, Robert H. Smith and Robert P. Kogod, pursuant to which Robert H. Smith, Robert P. Kogod and Ernest A. Gerardi, Jr., became members of the Archstone-Smith Board of Trustees following our merger with Smith Residential. Mr. Smith’s initial term will expire in 2003, Mr. Kogod’s initial term expired in 2002 and Mr. Gerardi’s initial term will expire in 2004. Each of Messrs. Smith and Kogod, or their replacement nominees, will have the right to be nominated to serve on our Board of Trustees until October 2011, provided that such person or his related persons or entities continue to beneficially own 1,000,000 Archstone-Smith Common Shares. Messrs. Smith and Kogod, or their replacement nominees, also will serve as members of the Executive Committee for so long as such persons have the right to be nominated as trustees. Messrs. Smith and Kogod have agreed not to sell any of our Common Shares beneficially owned by them until October 2004, subject to certain conditions.

      Under the Shareholders’ Agreement, Mr. Smith is entitled to receive from us an annual minimum salary of $300,000 and an annual minimum bonus of $150,000 for each year he is employed by us; Mr. Kogod is entitled to receive from us an annual minimum salary of $100,000 for each year he is employed by us; and Mr. Gerardi is entitled to receive from Consolidated Engineering Services, Inc. (“CES”) an annual minimum salary of $200,000 for each year that Mr. Gerardi is employed by CES. Mr. Gerardi no longer receives this salary following the sale of CES (discussed below). Mr. Smith will also be entitled to receive options to purchase not less than 100,000 of our Common Shares for each year during his term of employment, with the actual number of options granted in each year being equal to 100,000 multiplied by the same percentage that the base option level of options granted to our chief executive officer increases or decreases in that year beyond the target amount established for our chief executive officer.

Tax Related Undertakings of the Operating Trust

      In connection with the merger of Archstone and Smith Partnership, under the current declaration of trust of the Operating Trust, the Operating Trust has agreed, for the benefit of the holders of the Smith Partnership units that were converted into units of the Operating Trust, not to sell, exchange or otherwise dispose of, except in tax-free or tax-deferred transactions, any of the properties that were held by Smith Partnership (the “Smith Partnership Properties”) or any interest therein, or any of the Operating Trust’s interest (as successor to Smith Partnership) in Smith Realty Company, a wholly owned subsidiary, that provides property management services to the Operating Trust (as successor to Smith Partnership) and third parties. These restrictions, which benefit Messrs. Smith and Kogod, among others, are effective until January 1, 2022. In addition, the Operating Trust has agreed to maintain specified levels of borrowings outstanding with respect to the Smith Partnership Properties for the same period, and has made other specified undertakings. These provisions are intended to ensure that the former holders of Smith Partnership units who now hold units of the Operating Trust will be able to continue to defer the gain that would be recognized by them for tax purposes upon a sale by the Operating Trust of any one or more of the Smith Partnership Properties, upon the sale by the Operating Trust of any of its interest in Smith Realty Company, or upon the repayment of borrowings relating to the Smith Partnership Properties. If the Operating Trust sells any of the Smith Partnership Properties or any interest therein or its interest in Smith Realty Company without satisfaction of certain conditions, or repays borrowings relating to the Smith Partnership Properties, the Operating Trust may be liable for monetary damages for engaging in these undertakings.

Sale of Smith Management Construction, Inc.

      Smith Management Construction, Inc. (“SMC”) is a service business that we acquired in the Smith Merger in 2001, and prior to its sale had been reported as an unconsolidated entity in our financial statements. SMC provides construction management and building maintenance services. On February 12, 2003, we sold SMC to members of SMC’s senior management. Immediately prior to the transaction, the Operating Trust acquired all the common shares of SMC owned by ASN SMCI LLC, of which Mr. Sellers was the manager and in which he held a 5% membership interest, for a purchase price of $172,521. Mr. Sellers’ share of these proceeds was $8,626, and his basis in stock was $4,410.

Sale of Consolidated Engineering Services, Inc.

      CES is a service business that we acquired during the Smith Merger in 2001 and prior to its sale had been reported as an unconsolidated entity in our financial statements. CES provides engineering services for commercial and residential real estate across the country. On December 19, 2002, CES was sold to a third party for $178 million in cash. The voting stock of CES was owned by Consolidated Engineering Services Partnership, a partnership controlled by Mr. Gerardi and the children of Messrs. Smith and Kogod, and by ASN CESI LLC, a limited liability company of which Mr. Sellers is the managing member holding a 5% interest and the Operating Trust is a member holding a 95% non-managing interest. The non-voting common stock of CES was owned by the Operating Trust and a by member of CES management. Consolidated Engineering Services Partnership received $112,447 from the sale of its interest in CES, ASN CESI LLC received $112,447 from the sale of its interest in CES and the Operating Trust received $172,645,277 from the sale of its interest in CES. Following the sale of CES, ASN CESI LLC distributed $106,825 to the Operating Trust and we acquired Mr. Sellers’ interest in ASN CESI LLC for $5,325. Mr. Sellers’ basis in his interest in ASN CESI LLC was $19,093. In connection with the sale of CES, Mr. Gerardi received a disposition incentive bonus of $2.75 million.

      As a condition of sale, we agreed to indemnify the buyer for certain representations and warranties contained in the sale contract. The indemnifications terminate on June 30, 2004, and while we do not believe it is probable that the indemnities will reach the maximum amount, the related liability is limited to a maximum exposure of $44.5 million with exceptions including third party claims, insurance, arbitration, environmental issues and collection of specified accounts receivable, each of which is without deduction or limitation. The Operating Trust has limited recourse to the other shareholders for their prorata share of any liability in the event that the Operating Trust is obligated to make a payment under the indemnification provisions.

Loans to Officers under the former Archstone 1997 Long-Term Incentive Plan

      As part of the Reorganization, we assumed Archstone’s obligations with respect to the following share purchase loans outstanding with respect to certain employees. The loans were used to purchase Common Shares under the share purchase program under the former Archstone 1997 Long-Term Incentive Plan. As of December 31, 2002, the only executive officer with an outstanding loan was Mr. Banks, who received a loan in the original principal amount of $807,500, and which had an outstanding balance as of December 31, 2002 of $746,060.

      As of December 27, 2002 we offered to repurchase shares held by employees under the Share Purchase Program, and for which the employee had an outstanding loan. Each employee electing to participate received a cash payment based on the closing price of the Archstone-Smith Common Shares as of December 27, 2002. The proceeds were applied to the remaining loan balance, with any remaining proceeds being paid directly to the employee. We also paid each participating employee a cash payment in lieu of an accrued dividend to the repurchase date of December 27, 2002. Each participating employee received one fully vested and exercisable option for each share repurchased by us. A total of 16 employees accepted the offer and we repurchased 81,685 shares. A total payment of $1,907,508 was made to employees, and 81,685 options were issued as of December 27, 2002. Two executive officers accepted the offer: Mr. Mueller, with an original principal balance of $284,984 and an outstanding loan balance on December 27, 2002 of $263,134; and Ms. Hamilton, with an original principal balance of $237,490 and an outstanding loan balance on December 27, 2002 of $219,282. As a result of the foregoing, we purchased 13,597 shares from Mr. Mueller for $314,771, with net proceeds, following payment of the outstanding loan balance, of $51,636, and 11,331 shares from Ms. Hamilton for $262,313, with net proceeds, following payment of the outstanding loan balance, of $43,031. Mr. Mueller received accrued dividends of $2,747 and a grant of options to acquire 13,597 shares, and Ms. Hamilton received accrued dividends of $2,289 and a grant of options to acquire 11,331 shares. A total of $1,889,016.52 in loans, the proceeds of which were used to purchase 98,353 shares, remain outstanding to 8 employees under this program, including Mr. Banks.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our Trustees, officers and beneficial owners of more than ten percent of the outstanding Common Shares to file reports of ownership and changes in ownership of the Common Shares with the SEC and to send copies of those reports to us. Based solely on a review of those reports and amendments thereto furnished to us and on written representations of certain of those persons that they were not required to file certain of those reports, we believe that no such person failed to file any such report or report any transaction on a timely basis during 2002, with the exception of Messrs. Polk and Schweitzer. These individuals had one late report each, a year-end Form 5 filing which reported the balance of dividend equivalent units which had accrued on option grants.

INDEPENDENT PUBLIC ACCOUNTANTS

      The Board has selected KPMG LLP, certified public accountants, to serve as the auditors of Archstone-Smith’s books and records for the coming year. KPMG LLP had served as the auditors for Archstone since 1980. A representative of KPMG LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if that representative desires to do so and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by KPMG LLP for professional services rendered for the audit of Archstone-Smith’s annual financial statements for the year ended December 31, 2002 and the reviews of the financial statements included in Archstone-Smith’s quarterly reports on Form 10-Q during 2002 were approximately $400,000.

Financial Information Systems and Design Implementation Fees

      There were no fees billed by KPMG LLP during 2002 for professional services related to financial information systems design and implementation.

All Other Fees

      The aggregate fees billed by KPMG LLP for professional services rendered during 2002, other than the fees described above, were approximately $568,563.

ANNUAL REPORT

      Archstone-Smith’s 2002 Annual Report, which includes financial statements, is being mailed to shareholders together with this proxy statement. The Annual Report does not constitute a part of the proxy solicitation material.

SHAREHOLDER PROPOSALS

      Any proposal by a shareholder of Archstone-Smith intended to be presented at the 2004 annual meeting of shareholders must be received by Archstone-Smith at its principal executive offices not later than December 6, 2003, for inclusion in Archstone-Smith’s proxy statement and form of proxy relating to that meeting.

      In addition, shareholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Archstone-Smith’s bylaws. Archstone-Smith’s bylaws require that all shareholders who intend to make proposals at an annual shareholders’ meeting submit their proposals to Archstone-Smith during the period 90 to 120 days before the anniversary date of the proxy statement made in connection with the previous year’s annual meeting. To be eligible for consideration at the

2004 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by us between December 6, 2003 and January 5, 2004.

OTHER MATTERS

      We are not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

Caroline Brower
Executive Vice President, General Counsel and Secretary

April 4, 2003

ARCHSTONE-SMITH TRUST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
OF ARCHSTONE-SMITH TRUST

     The undersigned shareholder of Archstone-Smith Trust, a Maryland real estate investment trust (“Archstone”), hereby appoints R. Scot Sellers, Charles E. Mueller, Jr., and Caroline Brower, and each of them, as proxy for the undersigned, with full power of substitution to attend the Annual Meeting of Shareholders of Archstone-Smith to be held on Tuesday, May 20, 2003, at 11:00 a.m., Mountain Time, at the Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado 80112 and at any adjournment(s) or postponement(s) thereof, and to vote and otherwise represent all the shares that the undersigned is entitled to vote with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner as further described in the accompanying proxy statement. The undersigned hereby revokes any proxy previously given with respect to such shares.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying proxy statement.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” ITEM 1 ON THE REVERSE SIDE, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

FOLD AND DETACH HERE

Archstone-Smith Trust

Annual Meeting of Shareholders

ADMISSION TICKET

Tuesday, May 20, 2003
11:00 a.m. (Mountain Time)
Inverness Hotel
200 Inverness Drive West
Englewood, Colorado 80112

Please mark your vote as indicated in this example ☒

     1.     The election of each of John M. Richman, John C. Schweitzer and Robert H. Smith as a Class II Trustee to serve until the annual meeting of shareholders in 2006 and until their successors are duly elected and qualify.

FOR ALL	WITHHELD FROM ALL
NOMINEES	NOMINEES

☐	☐

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

2.	To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in their discretion.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, or as an officer signing for a corporation, please give your full title under signature

Signature

Signature, if held jointly

Date: _________________________________________, 2003

FOLD AND DETACH HERE

Give a proxy by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/asn

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

1-800-840-1208

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at:

http://www.archstonesmith.com